Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (File No. 333-173076) and the Registration Statements on Form S-8 (File Nos. 333-162185 and 333-175569) of EPL Oil & Gas, Inc. of (a) all references to our firm and (b) our reserve reports, and all references thereto, dated effective December 31, 2012 and December 31, 2011 included in or made a part of EPL Oil & Gas, Inc.’s Annual Report on Form 10-K for the years ended December 31, 2012 and December 31, 2011.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

October 25, 2013

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